EXECUTIVE EMPLOYMENT AGREEMENT

THIS KEY EXECUTIVE EMPLOYMENT AGREEMENT (the ***"Agreement"***), effective April 17, 2013, is between Galenfeha, Inc., a Nevada corporation (the ***"Company"***), and James Ketner, a resident of Bedford, Texas (the ***"Executive"***). The Company and the Executive agree as follows:

1. Employment, Duties and Acceptance.

1.1 Employment by the Company. The Company agrees to employ the Executive as Chief Executive Officer of the Company and its subsidiaries for the duration of the Employment Term (as defined in Section 2), to render such services and to perform such duties as are normally associated with and inherent in the executive capacity in which the Executive will be serving, as well as such other duties, which are not inconsistent with the Executive's position with the Company, as shall from time to time reasonably be assigned to him by the Board of Directors of the Company (the ***"Board of Directors"***).

1.2 Extent of Service. The Executive agrees to render the services required of him under Section 1.1. During the Employment Term, the Executive shall devote his full business time, attention and energy to the business of the Company and the performance of his duties under this Agreement. The foregoing shall not, however, prohibit the Executive from making and managing personal investments, or from engaging in civic or charitable activities, that do not materially impair the performance of his duties under this Agreement. If appointed or elected, as applicable, the Executive also shall serve during all or any part of the Employment Term as any other officer and/or as a director of the Company or any of its subsidiaries or affiliates, without any additional compensation other than that specified in this Agreement.

1.3 Place of Performance. The Executive shall be based in the Dallas Metropolitan Area, and nothing in this Agreement shall require the Executive to relocate his base of employment or principal place of residence from the Dallas Metropolitan Area.

2. Employment Term. The term of the Executive's employment under this Agreement (the ***"Employment Term"***) shall commence on April 17, 2013 (the ***"Commencement Date"***), and continue without expiration unless, (a) Employee's employment has been terminated prior to such by the Board of Directors or (b) should, either party to this Agreement shall have given written notice to the other party that he or it does not wish to extend further the Agreement (and the Employment Term).

3. Compensation and Other Benefits.

3.1 Salary. As compensation for services to be rendered under this Agreement, the Company shall pay the Executive a salary (the ***"Salary"***), subject to such increases as the Board of Directors may, in its discretion, approve, at an annual rate of $36,000. The Executive shall also be eligible, during the Employment Term, to receive such other compensation, whether in the form of cash bonuses, incentive compensation, restricted stock awards or otherwise (collectively, the ***"Additional Compensation"***), as the Board of Directors (or any committee of the Board) may, in its discretion, approve. The Salary and the Additional Compensation shall be payable in accordance with the applicable payroll and/or other compensation policies and plans of the Company as in effect from time to time during the Employment Term, less such deductions as shall be required to be withheld by applicable law and regulations.

3.2 Reimbursement of Business Expenses. The Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his duties under this Agreement, including expenses for maintenance of professional licenses, travel, food and entertainment. The Company shall reimburse the Executive for all such business expenses if (i) the expenses are incurred by the Executive in accordance with the Company's business expense reimbursement policy, if any, as may be established and modified by the Company from time to time, and (ii) the Executive provides to the Company a record of and appropriate receipts for (A) the amount of the expense, (B) the date, place and nature of the expense, (C) the business reason for the expense and (D) the names, occupations and other data concerning individuals entertained sufficient to establish their business relationship to the Company. The Company shall have no obligation to reimburse the Executive for expenses that are not incurred and substantiated as required by this Section 3.3.

5. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements, written or oral, with respect thereto; *provided, however,* that nothing herein shall in any way limit the obligation, rights or liabilities of the parties under any written stock option agreement separately entered into by the parties.

6. Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

7. Governing Law; Venue. This Agreement, and all matters related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Texas without reference to principles governing choice or conflicts of law (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Venue shall exclusively lie in the state and federal courts of Tarrant County, Texas.

8. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by any party hereto without the prior written consent of the other party, except that the Company may assign this Agreement to any of its subsidiaries or affiliates or to any successor by merger or sale of all or substantially all of the Company's assets, without the Executive's consent provided such assignment does not diminish any of the Executive's benefits, rights or obligations hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written:

Galenfeha, Inc.

Richard Owston
Secretary, Treasurer and Director

James Ketner
President/CEO